                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement         [_] CONFIDENTIAL, FOR USE OF THE
                                            COMMISSION ONLY (AS PERMITTED BY
                                            RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
    240.14a-12

                            Laser Power Corporation
--------------------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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       the filing fee is calculated and state how it was determined):


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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                            Laser Power Corporation
                            12777 High Bluff Drive
                         San Diego, California  92130

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 25, 2000

TO THE STOCKHOLDERS OF LASER POWER CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Laser Power Corporation, a Delaware corporation (the "Company"), will be held on Friday, February 25, 2000 at 9:00 a.m. local time at the Doubletree Hotel located at 11915 El Camino Real, San Diego, California for the following purposes:

     1. To elect directors to hold office until the 2001 Annual Meeting of Stockholders.

     2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending September 30, 2000.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on January 24, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                       By Order of the Board of Directors

                                       /s/ PAUL P. WICKMAN
                                       Paul P. Wickman
                                       Secretary

San Diego, California
January 28, 2000

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                            LASER POWER CORPORATION
                            12777 High Bluff Drive
                         San Diego, California  92130

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS

                               February 25, 2000

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of the Board of Directors of Laser Power Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Friday, February 25, 2000, at 9:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Doubletree Hotel located at 11915 El Camino Real, San Diego, California. The Company intends to mail this proxy statement and accompanying proxy card on or about January 28, 2000, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

     Only holders of record of Common Stock at the close of business on January 24, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on January 24, 2000, the Company had outstanding and entitled to vote 8,644,917 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 12777 High Bluff Drive, San Diego, California 92130, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

     Proposals of stockholders that are intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received by the Company not later than September 30, 2000 in order to be included in the proxy statement and proxy relating to that annual meeting. Stockholders who wish to submit proposals to be presented at an annual meeting are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

     Unless a stockholder who wishes to bring a matter that will not be included in the proxy statement before the stockholders at the Company's 2001 Annual Meeting notifies the Company of such matter prior to December 16, 2000, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.


                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

     There are five nominees for the five Board positions currently authorized pursuant to the Company's Certificate of Incorporation and Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, all such directors having been elected by the stockholders.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     The five candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors of the Company.

                       THE BOARD OF DIRECTORS RECOMMENDS
                    A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Nominees

     The names of the nominees and certain information about them are set forth below:

Name                               Age    Position
------------------------          -----   ------------------------------------
Robert G. Klimasewski              56     Chairman of the Board
Dick Sharman                       65     Chief Executive Officer and Director
William G. Fredrick, Jr.           59     Director
Robert P. Perkins                  47     Director
John C. Stiska                     57     Director


     Robert G. Klimasewski has served as a director of the Company since 1980 and as Chairman of the Board of Directors of the Company since December 1998. Mr. Klimasewski has served as the Chairman of the Board, President and Chief Executive Officer of Transmation, Inc., an electronic instrumentation manufacturer, since 1994 and as Vice Chairman of Burleigh Instruments, Inc., a scientific instrument and laser manufacturer, since 1972.

                                       2.

     Dick Sharman has served as a director of the Company since February 1998 and as Chief Executive Officer of the Company since December 1998. Mr. Sharman was Chairman of the Board, President and Chief Executive Officer of EMI Acquisition Corp. ("EMI") from 1993 until February 1998 and Chairman of the Board of Exotic Materials, Inc. ("Exotic"), a wholly owned subsidiary of EMI, from 1988 until February 1998. From 1988 until June 1996 and from June 1997 until November 1997, Mr. Sharman also served as President and Chief Executive Officer of Exotic.

     William G. Fredrick, Jr. has served as a director of the Company since 1980. Mr. Fredrick has served as president of Laser Mechanisms, Inc. ("LMI"), a laser device and accessory manufacturer, since 1980, and Oxid Corporation, a laser device and accessory manufacturer, since 1986.

     Robert P. Perkins has served as a director of the Company since February 1998. Mr. Perkins has been a private investor and self-employed business consultant since 1991. From 1991 to February 1998, Mr. Perkins served as a director of Exotic. From June 1993 until February 1998, Mr. Perkins also served as a director of EMI and Vice President and Chief Financial Officer of both EMI and Exotic.

     John C. Stiska has served as a director of the Company since 1987. He is Chairman of Commercial Bridge Capital, LLC, a secured bridge loan fund in formation, and is Of Counsel to the law firm of Latham & Watkins. From February 1996 until February 1998, Mr. Stiska was a Corporate Senior Vice President and General Manager of the Technology Applications Division of QUALCOMM Incorporated, a wireless communications company. From 1990 to January 1996, Mr. Stiska served as President and Chief Executive Officer of Triton Group Ltd., an operating-holding company that emerged in 1993 from the Chapter 11 bankruptcy proceedings of Triton Group Ltd. and Intermark, Inc. Mr. Stiska is a director of Jaymark, Inc., FirstWorld Communications, Inc., Eaton Vorad, Inc. and WebSense, Inc.

Board Committees and Meetings

     The Company's Board of Directors has an Audit Committee, a Compensation Committee and a Committee on Directors.

     The Audit Committee currently consists of Messrs. Perkins and Stiska. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors and reviews and evaluates the Company's audit and control functions. The Audit Committee met six times during the fiscal year ended September 30, 1999.

     The Compensation Committee currently consists of Messrs. Klimasewski and Fredrick. The Compensation Committee makes recommendations regarding the Company's 1997 Equity Incentive Plan and Employee Stock Purchase Plan as well as decisions concerning salaries and incentive compensation for officers and employees of the Company. The Compensation Committee met four times during the fiscal year ended September 30, 1999.

     The Committee on Directors currently consists of Messrs. Sharman and Klimasewski. The Committee on Directors makes recommendations on characteristics, skills and functional needs required of directors, nominates directors and reviews the performance of directors. The Committee on Directors does not consider nominations made by stockholders of the Company.

     During the fiscal year ended September 30, 1999, the Board of Directors held seven meetings, and each director attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, which were held during the period for which he was a director or committee member, respectively.

                                       3.

                                  PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending September 30, 2000 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since 1989. The Company expects representatives of Ernst & Young LLP to be present at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE IN FAVOR OF PROPOSAL 2.

                                       4.

                            EXECUTIVE COMPENSATION

Compensation of Directors

     As consideration for service on the Company's Board of Directors, non-employee directors receive $4,000 per year. In addition, non-employee directors receive a $1,000 fee for their attendance at each Board meeting and a $500 fee for their attendance at each committee meeting and are reimbursed for reasonable out-of-pocket expenses in connection with attendance at Board and committee meetings. In fiscal 1999, the total compensation paid to non-employee directors was $63,000.

     During fiscal 1999, the Company granted options covering 25,000 shares of the following non-employee directors: William G. Fredrick, Jr., 5,000 shares; Robert G. Klimasewski, 5,000 shares; Robert P. Perkins, 5,000 shares; Richard C. Laird, 5,000 shares; and John C. Stiska, 5,000 shares. All such options are exercisable within 60 days of December 1, 1999 at the exercise price per share of $1.07. No options granted by the Company to its non-employee directors were exercised in fiscal 1999.

Compensation of Executive Officers

     The following table sets forth for the fiscal years ended September 30, 1999 and 1998 and August 31, 1997 compensation awarded or paid to, or earned by, the Company's present and former chief executive officers, the three executive officers of the Company who earned more than $100,000 in the fiscal year ended September 30, 1999 and one former executive officer (Mr. Brawley) who was not serving as an executive officer at the end of fiscal 1999 (collectively, the "Named Executive Officers"):

                          Summary Compensation Table

                                                                                      Long-Term
                                              Annual Compensation                    Compensation
                                      ----------------------------------             ------------
                                                                                      Securities
                                                                                      Underlying                All Other
  Name and Principal Position         Year        Salary(1)       Bonus                Options               Compensation(2)
--------------------------------      ----        --------       -------             -----------             --------------
Dick Sharman (3)................      1999        $201,100       $ 6,600                   --                  $  4,600
Chief Executive Officer               1998              --           --                    --                        --
                                      1997              --           --                    --                        --


Glenn H. Sherman, Ph.D (4)......      1999        $ 82,100           --                    --                  $174,400
Former Chairman of the Board          1998        $195,865           --                    --                  $ 34,715
 and Chief Executive Officer          1997        $184,771       $23,500                26,666                 $ 22,036


Douglas H. Tanimoto, Ph.D (5)....      1999        $160,000           --                    --                  $ 15,700
President, Research Division          1998        $150,961           --                    --                  $ 26,279
                                      1997        $149,904       $14,000                   --                  $ 19,208


Dean T. Hodges, Ph.D (6)........      1999        $155,900           --                    --                  $ 15,900
President, Microlasers Division       1998        $147,019           --                    --                  $ 20,946
                                      1997        $144,904       $10,000                   --                  $ 11,728


Thomas Brawley (7)..............      1999        $159,655      $26,500                    --                  $ 23,100
Former President and Chief            1998        $149,004          --                     --                  $  4,973
 Executive Officer, Exotic            1997              --          --                     --                        --
 Materials, Inc.; Former
 President, Precision Optics
 Group

Paul P. Wickman (8).............      1999        $138,700          --                 25,000                  $ 17,200
Senior Vice President and Chief       1998        $129,712          --                 25,000                  $ 19,460
 Financial Officer                    1997        $119,808      $15,000                26,666                  $ 11,585


                                       5.

_________________________
(1) In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers, which are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by the Named Executive Officers, which do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus disclosed in this table.

(2) Includes premium payments made by the Company for split dollar life insurance policies that are owned by the Named Executive Officers. The policy owners have assigned to the Company the proceeds from termination of the policies or from payment of death benefits in an amount equal to the lesser of the cash surrender value or the cumulative payments made by the Company on their behalf. The insurance premium payments for Messrs. Sherman, Tanimoto, Hodges, Brawley and Wickman amounted to (i) in fiscal 1997 $22,036, $15,521, $9,903, $0, and $7,954, respectively, (ii) in fiscal
    1998 $29,691, $21,191, $18,146, $0, and $14,765, respectively, and (iii) in fiscal 1999 $0, $10,900, $14,000, $2,900, and $13,000, respectively. Also includes 401(k) Plan employer matching contributions for Messrs. Sherman, Tanimoto, Hodges, Brawley, Wickman and Sharman of (i) in fiscal 1997 $3,836, $3,687, $1,825, $0, $3,631 and $0, respectively, (ii) in fiscal 1998 $5,024,
    $5,088, $2,800, $0, $4,695 and $0, respectively and (iii) in fiscal 1999
    $1,100, $4,800, $1,900, $1,100, $4,200 and $4,600, respectively.

(3) Mr. Sharman was appointed by the Board of Directors as Chief Executive Officer of the Company on December 4, 1998.

(4) Dr. Sherman resigned as Chief Executive Officer and Chairman of the Board of Directors of the Company on December 4, 1998. Dr. Sherman's other compensation includes $173,300 for his services to the Company as a consultant. Dr. Sherman would have received $200,000 in salary had he remained at the Company for the entire fiscal year.

(5) Dr. Tanimoto resigned as an executive officer and director of the Company on January 17, 2000.

(6) Dr. Hodges resigned as an executive officer of the Company on December 16, 1999.

(7) Mr. Brawley resigned as President and Chief Executive Officer at EMI, the Company's wholly-owned subsidiary, on May 12, 1999. Mr. Brawley's other compensation includes $19,100 for his services to the Company as a consultant. Mr. Brawley would have received $165,900 in salary had he remained at the Company for the entire fiscal year.

(8) The Company repriced 25,000 stock options previously granted to Mr. Wickman under the 1997 Plan. See "- Option Grants Last Fiscal Year and Option Repricing Information."

                       Stock Option Grants And Exercises

     The Company currently grants options to its executive officers under the 1997 Plan. As of January 18, 2000, 473,922 shares remained available for grant thereunder to all employees, including executive officers. On occasion, the Company may also grant options to its executive officers outside of its stock option plans. As of December 1, 1999, options to purchase 206,666 shares were outstanding and held by executive officers of the Company outside the Company's stock option plans.

                                       6.

                       Option Grants in Last Fiscal Year

     The following table sets forth each grant of stock options made during the fiscal year ended September 30, 1999 to each of the Named Executive Officers:


                                                            Individual Grants
                                     --------------------------------------------------------------
                                                                                                        Potential Realizable Value
                                                       Percentage of                                        at  Assumed Annual
                                      Number of        Total Options                                       Rates of Stock Price
                                     Securities          Granted to                                            Appreciation
                                     Underlying         Employees in        Exercise                        for Option Term(3)
                                       Options             Fiscal            Price       Expiration       -----------------------
Name                                 Granted(1)         Year(%)(2)         ($/Share)       Date               5%           10%
---------------------                ---------        ------------         ---------     ----------         -----         -----
Dick Sharman................             --               --                   --            --                --            --
Glenn H. Sherman, Ph.D  ....             --               --                   --            --                --            --
Douglas H. Tanimoto, Ph.D...             --               --                   --            --                --            --
Dean T. Hodges, Ph.D........             --               --                   --            --                --            --
Thomas J. Brawley...........             --               --                   --            --                --            --
Paul P. Wickman.............          25,000(4)          5.7                 $3.00        12/8/07             $0(5)         $0(5)

__________________
(1) Options granted under the 1997 Plan generally become exercisable over a four-year period with 25% vesting on the first anniversary of the date of grant and the remainder vesting monthly thereafter. The options will fully vest upon a change of control, as defined in the Company's 1997 Plan, unless the acquiring company assumes the options or substitutes similar options. The term of the options is ten years.

(2) Based on options to purchase 437,579 shares granted and repriced to employees in fiscal 1999, including to the Named Executive Officers.

(3) The potential realizable value, or gain, is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(4) On December 4, 1999, the Board of Directors approved a repricing of 25,000 stock options granted to Mr. Wickman under the 1997 Plan. The stock options were previously granted at an exercise price of $7.00. Other than the exercise price of the options, the terms of Mr. Wickman's stock options remained the same. See "--Compensation of Executive Officers, Option Repricing Information."

(5) Because the exercise price of the repriced options had a greater value than the market price of the underlying securities as of September 30, 1999, the potential realizable value of Mr. Wickman's options is $0.

                                       7.

                         Option Repricing Information

     The following table shows certain information concerning the repricing of options received by the Company's executive officers during the last ten years.

                           Ten Year Option Repricing

                                        Number of                                                                   Length of
                                       Securities                                                                  Original Term
                                       Underlying        Market Price of      Exercise Price at        New         Remaining at
                                        Repriced         Stock at Time of          Time of           Exercise        Date of
          Name               Date       Options             Repricing              Repricing           Price        Repricing
-------------------------  -------     ---------         ---------------      -----------------      --------      ------------
Paul P. Wickman (1)....... 12/4/98      25,000               $1.625                 $7.00             $3.00          9 years


(1) On December 4, 1998, the Board of Directors approved a repricing of certain stock options held by employees of the Company and Mr. Wickman. All of the repriced stock options were repriced with an exercise price of $3.00 per share. The Company repriced 25,000 stock options previously granted to Mr. Wickman under the 1997 Plan. See "--Compensation of Executive Officers, Option Grants in Last Fiscal Year."

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

     The following table sets forth information with respect to the exercise of stock options by the Named Executive Officers during the fiscal year ended September 30, 1999 and the number and value of securities underlying unexercised options held by the Named Executive Officers as of September 30, 1999:


                                                                                   Number of                    Value of
                                                                             Securities Underlying             Unexercised
                                                                                 Unexercised                  In-the-Money
                                                                                  Options at                   Options at
                                    Shares                                   September 30, 1999(2)        September 30, 1999(3)
                                  Acquired On         Value               --------------------------    -------------------------
Name                               Exercise        Realized (1)           Exercisable  Unexercisable    Exercisable  Unexercisable
------------------------------     --------        -----------            -----------  -------------    -----------  -------------
Dick Sharman .................        --               --                      --            --              --            --

Glenn H. Sherman, Ph.D........        --               --                   90,666        12,666             $0            $0

Douglas H. Tanimoto, Ph.D.....        --               --                  206,666           --              $0            --

Dean T. Hodges, Ph.D..........        --               --                  205,333         1,333             $0            $0

Thomas J. Brawley.............        --               --                  116,541       158,459             $0            $0

Paul P. Wickman...............        --               --                   94,352        30,645             $0            $0


______________________
(1) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price (or the actual sales price if the shares were sold by the optionee simultaneously with the exercise) without taking into account any taxes that may be payable in connection with the transaction.

(2) Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of the Company's Common Stock.

(3) Based on the fair market value of the Common Stock as of September 30, 1999. Amounts reflected are based on the fair market value minus the exercise price and do not indicate that the optionee sold such stock.

                                       8.

                             Employment Agreements

     The Company has entered into employment agreements with the following executive officers: (1) Dean T. Hodges, Ph.D., former President, Microlasers Division, (2) Douglas H. Tanimoto, Ph.D., former President, Research Division and (3) Paul P. Wickman, Senior Vice President and Chief Financial Officer. Pursuant to such employment agreements and as adjusted by the Compensation Committee of the Board of Directors, Messrs. Hodges, Tanimoto, and Wickman are entitled to receive annual salaries of $145,000, $150,000 and $120,000, respectively, subject to further adjustment in the discretion of the Board of Directors. Annual bonuses are determined by the Board of Directors. The term of each employment agreement is three years and may be extended by mutual written consent of the parties. Each employment agreement also provides that if employment is terminated for cause or the employee voluntarily resigns, the employee shall receive only the salary payments earned prior to the date of termination. If employment is terminated without cause, the employee will receive consulting fees equal to his base salary times the number of months equal to the number of years he would have been employed at the next anniversary date of his employment. As consideration for the consulting fees, the employee will provide consulting services on an as needed basis. In addition, during the term of employment, and for as long as the employee is receiving consulting fees, the employee will not, subject to certain limitations, compete with the Company.

     On January 1, 2000, the Company entered into an employment agreement with Dick Sharman pursuant to which Mr. Sharman shall receive an annual salary of $250,000, subject to adjustment by mutual agreement of the Company and Mr. Sharman. An annual bonus is provided for, subject to fiscal year achievements. The term is for one year and is automatically renewed by one year until a final termination date of December 31, 2002 unless written notice is provided by the Company or Mr. Sharman. The employment agreement also provides that if employment is terminated for cause or the employee voluntarily resigns, the employee shall receive only the salary payments earned prior to the date of termination. If employment is terminated without cause, the employee will receive severance payments equal to his monthly salary with full benefits for a period of twelve months. In addition, during the term of employment, and for so long as Mr. Sharman is receiving severance payments, Mr. Sharman will not, subject to certain limitations, compete with the Company.

     The Company has entered into a Separation Agreement with Dr. Sherman pursuant to which Dr. Sherman receives $17,333 per month and certain other benefits until December 4, 2000 for his services to the Company as a consultant. In the event the Company materially breaches this Separation Agreement, Dr. Sherman is entitled to accelerate the payments of all amounts to be paid to him pursuant to the Separation Agreement.

     Mr. Brawley's service as the President and Chief Executive Officer of Exotic ended on May 12, 1999. Pursuant to a Memorandum of Understanding, dated May 21, 1999, Mr. Brawley receives severance benefits until February 1, 2000 for his services as a consultant.

                                       9.

                       REPORT OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION/1/


     The Company's executive compensation program is administered by the Board of Directors and the Compensation Committee of the Board of Directors. The Compensation Committee is appointed by the Board and is comprised of two non-employee directors.

Overall Compensation Policy

     The Board believes that for the Company to succeed it must be able to attract and retain qualified executives. The objectives of the Board in determining the type and amount of executive officer compensation are to provide a compensation package consisting of a base salary, bonus, and long term incentives in the form of stock options that allows the Company to attract and retain talented executive officers and to align their interests with those of stockholders.

Base Salary

     During fiscal 1999, the base salaries for the executive officers were intended to be competitive with salaries of similar executive positions in comparable companies in the Company's industry. Annual adjustments in base salaries are made effective at the beginning of the fiscal year for which they are intended to apply and therefore reflect in large part the prior year's business and individual performance achievements. The Chief Executive Officer's base salary for fiscal 1999 was determined in this manner to be $201,100. See "Summary Compensation Table."

Bonus

     Annual incentive bonuses are intended to reflect the Board's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each officer. Accordingly, the executive officers of the Company, including the Chief Executive Officer, participate in an annual executive incentive bonus plan ("Incentive Plan") which provides for cash bonuses based upon the Company's overall financial performance and the achievement of certain specified levels of profitability and certain other financial and non-financial objectives and milestones for the fiscal year. Awards are made by the Board upon receiving the Compensation Committee's recommendations. The Compensation Committee annually establishes targeted profitability levels for the ensuing fiscal year in conjunction with the Company's annual operating plan. Upon the achievement of various increasing levels of profitability above the minimum target level and based on the timing and the degree to which certain other financial and non-financial objectives and milestones are met or exceeded, the Compensation Committee may choose to increase bonuses accrued to the Incentive Plan. The purpose of the Incentive Plan is to reward and reinforce executive management's commitment to achieve levels of profitability and return consistent with increasing stockholder value. Cash bonuses earned under the Incentive Plan are paid each year upon completion of the Company's annual audit of the results of operations for the previous fiscal year by the Company's independent auditors. The Company paid a cash bonus in fiscal year 1999 to each of Dick Sharman and Thomas Brawley in the amounts of $6,600 and $26,500, respectively.

Long Term Incentives

     The final portion of the executive officers' compensation during fiscal 1999 consisted of stock options as listed in this Proxy Statement in the table entitled "Option Grants in Last Fiscal Year". It is this award that the Company has utilized to provide long term incentives.

------------------
/1/ The material in this report and under the caption "Performance Measurement
    Comparison" are not "soliciting material," are not deemed filed with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

                                      10.

Chief Executive Officer Compensation

     Dick Sharman was appointed by the Board of Directors of the Company as the Company's Chief Executive Officer on December 4, 1998. During fiscal 1999, the Company's Chief Executive Officer was eligible to participate in the same executive compensation plans as were available to other executive officers of the Company, including the Incentive Plan and the 1997 Plan. Based on the performance of the Company in 1998 and 1999 and the Board's assessment of Mr. Sharman's ongoing personal performance in the position of Chief Executive Officer, Mr. Sharman's base salary for fiscal 1999 was determined to be $201,100. Among the factors considered by the Board in its consideration of Mr. Sharman's performance were progress in the development of the Company's technologies and product lines and the further strengthening of the Company's infrastructures.

     On December 4, 1998, Dr. Glenn H. Sherman tendered his resignation as Chief Executive Officer, Chairman of the Board and director and all other positions he held with the Company or any of its subsidiaries. The Company has entered into a Separation Agreement with Dr. Sherman pursuant to which Dr. Sherman receives $17,333 per month and certain other benefits until December 4, 2000 for his services to the Company as a consultant. In the event the Company materially breaches this Separation Agreement, Dr. Sherman is entitled to accelerate the payments of all amounts to be paid to him pursuant to the Separation Agreement. The Board has elected Dick Sharman to succeed Glenn Sherman as the Company's Chief Executive Officer and Robert Klimasewski to succeed Dr. Sherman as Chairman of the Company's Board of Directors.

Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. At this time, the amount of compensation (as defined for Code
Section 162(m) purposes) paid to the Company's executive officers does not exceed the $1 million pay limit and will most likely not be affected by the statute and regulations in the near future. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

     The Compensation Committee has determined that stock options granted under the 1997 Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant will be treated as "performance-based compensation."

               The Board of Directors:
                         Robert G. Klimasewski
                         Dick Sharman
                         William G. Fredrick, Jr.
                         John C. Stiska
                         Robert P. Perkins

Compensation Committee Interlocks and Insider Participation

     The Company's Compensation Committee currently consists of Messrs. Klimasewski and Fredrick. No member of the Compensation Committee has at any time been an officer or employee of the Company; however, Mr. Klimasewski serves as Chairman of the Board of the Company. LMI, a company of which Mr. Fredrick is a director and officer, has engaged in certain transactions with the Company. The Company purchases a number of products for resale from LMI. In addition, LMI purchases laser optics from the Company. LMI's sales to Laser Power in fiscal 1999 were approximately $327,000. The Company's sales to LMI in fiscal 1999 were approximately $143,000. The Company believes that such transactions between the Company and LMI are on terms as favorable to the Company as such terms would have been if negotiated between the Company and unaffiliated persons.

     In September 1, 1991, the Company acquired substantially all of the assets of Burleigh Northwest Optical, Inc. In consideration for the assets acquired, the Company executed a secured promissory note in the amount of $150,000 payable to Burleigh Instruments, Inc., an entity of which Robert G. Klimasewski is a director and 50% stockholder. The note bears interest at 8.25% per annum and is payable in 120 equal monthly installments. As of September 30, 1999, the outstanding balance on such note was approximately $39,015.

                                      11.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company as of December 1, 1999 by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) the Named Executive Officers, (iii) each of the Company's directors, and (iv) all directors and executive officers as a group:

                                                                                  Shares Beneficially
                                                                                       Owned(1)
                                                                 -----------------------------------------------------
                                                                              Number of                Percent of
             Directors, Officers and 5% Stockholders                           Shares                    Total
----------------------------------------------------------------- ------------------------------ ---------------------
Union Miniere USA, Inc. (2)......................................             1,316,713                   14.7%
 13135 West Second Place, No. 521
 Lakewood, CO  80228
II-VI Incorporated...............................................             1,250,100                   14.6%
 375 Saxonburg Boulevard
 Saxonburg, PA  16056
Glenn H. Sherman, Ph.D. (3)......................................               667,831                    7.7%
 1103 Luneta Drive
 Del Mar, CA 92014
Wellington Management Company, LLP (4)...........................               603,000                    7.0%
 75 State Street
 Boston, MA  02109
Dick Sharman (5).................................................               424,836                    5.0%
 12777 High Bluff Drive
 San Diego, CA 92130
William G. Fredrick, Jr. (6).....................................               375,422                    4.4%
Douglas H. Tanimoto, Ph.D. (7)...................................               307,487                    3.5%
Robert P. Perkins (8)............................................               211,062                    2.5%
Dean T. Hodges, Ph.D. (9)........................................               200,000                    2.3%
John C. Stiska (10)..............................................               147,564                    1.7%
Thomas J. Brawley (11)...........................................               140,966                    1.6%
Paul P. Wickman (12).............................................               109,890                    1.3%
Robert G. Klimasewski (13).......................................                79,491                      *
All directors and officers as a group (8 persons) (14)...........             1,855,752                   20.2%

__________________
 *  Less than one percent.
(1) This table is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages of beneficial ownership are based on 8,579,987 shares of Common Stock outstanding on December 1, 1999, adjusted as required by rules promulgated by the SEC.
(2) Includes 358,918 shares issuable upon conversion of debentures. Union Miniere, s.a., a Belgian public company, owns approximately 75% of the shares of Union Miniere USA, Inc. Sogem, s.a., owns the remaining shares of Union Miniere USA, Inc. Union Miniere, s.a. owns virtually all the shares of Sogem, s.a.

                                      12.

(3) Includes 82 shares held by Inamaria Sherman, Dr. Sherman's wife, 1,333 shares held by Martina Sherman, Dr. Sherman's daughter, 103,332 shares subject to options exercisable within 60 days of December 1, 1999. Excludes 150 shares held by Mrs. Sherman, for the benefit of Margoth Klein, Mrs. Sherman's mother and 1,333 shares held by Thomas Sherman, Dr. Sherman's son.
(4) Includes 603,000 shares held by Wellington Management Company in its capacity as an investment advisor and owner of record by clients of Wellington Management Company. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. No such client of Wellington Management Company is known to have such right or power with respect to more than 5% of the Company's common stock.
(5) Includes 391,805 shares held by Sharman Family Trust U/A Dated 12/18/97 of which Mr. Sharman is Trustee.
(6) Includes 10,666 shares held of record by LMI of which Mr. Fredrick is the President, 23,332 shares subject to warrants exercisable within 60 days of December 1, 1999 and 10,000 shares subject to options exercisable within 60 days of December 1, 1999.
(7) Includes 6,084 shares owned by Janis Cullinan, Dr. Tanimoto's daughter, 6,084 shares owned by Craig Tanimoto, Dr. Tanimoto's son and 205,333 shares subject to options exercisable within 60 days of December 1, 1999.
(8) Includes 206,062 shares held jointly by Mr. Perkins and Gail A. Perkins, Mr. Perkin's wife, and 5,000 shares subject to options exercisable within 60 days of December 1, 1999.
(9) Includes 200,000 shares subject to options exercisable within 60 days of December 1, 1999.
(10) Includes 23,332 shares subject to warrants exercisable within 60 days of December 1, 1999 and 10,000 shares subject to options exercisable within 60 days of December 1, 1999.
(11) Includes 116,541 shares subject to options exercisable within 60 days of December 1, 1999.
(12) Includes 94,352 shares subject to options exercisable within 60 days of December 1, 1999.
(13) Includes 23,332 shares subject to warrants exercisable within 60 days of December 1, 1999 and 10,000 shares subject to warrants exercisable within 60 days of December 1, 1999.
(14) Includes 534,685 shares issuable upon exercise of options exercisable within 60 days of December 1, 1999 and 69,996 shares issuable upon exercise of warrants exercisable within 60 days of December 1, 1999.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                                      13.

                     PERFORMANCE MEASUREMENT COMPARISON(1)

  The following graph shows a comparison of cumulative total returns for the Company, the SIC Code Index for companies listed with SIC Code 3827 "Optical Instruments and Lenses" and the Nasdaq Market Index for the period that commenced June 19, 1997 (the date on which the Company's Common Stock was first traded on the Nasdaq National Market) and ended on September 30, 1999. The graph assumes that all dividends have been reinvested.


                       COMPARISON CUMULATIVE TOTAL RETURN
         (Laser Power Corporation, SIC Code Index, Nasdaq Market Index)

                             [CHART APPEARS HERE]

                     ASSUMES $100 INVESTED ON JUNE 19, 1997

                       6/19/97    9/30/97    3/31/98    9/30/98    3/31/99     9/30/99
Laser Power Corp.         100      127.47      87.91      30.77       16.48      53.30
SIC Code Index            100      119.95      95.57      53.47       85.05     153.88
NASDAQ Market Index       100      116.59     128.03     118.37      171.92     190.12

_______________________________
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

  The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

     The Company has entered into certain additional transactions with its directors and officers, as described under the caption "Executive Compensation."

     In September 1, 1991, the Company acquired substantially all of the assets of Burleigh Northwest Optical, Inc. In consideration for the assets acquired, the Company executed a secured promissory note in the amount of $150,000 payable to Burleigh Instruments, Inc., an entity of which Robert G. Klimasewski is a director and 50% stockholder. The note bears interest at 8.25% per annum and is payable in 120 equal monthly installments. As of September 30, 1999, the outstanding balance on such note was approximately $39,015.

                                      14.

     LMI, a company of which Mr. Fredrick is a director and officer, has engaged in certain transactions with the Company, as described under the caption "Compensation Committee Interlocks and Insider Participation."

     On December 4, 1998, the Board of Directors approved a repricing of certain stock options held by Mr. Wickman. See "Executive Compensation - Compensation of Executive Officers."

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                              By Order of the Board of Directors

                              /s/ PAUL P. WICKMAN
                              Paul P. Wickman
                              Secretary


January 28, 2000

A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 1999 is available without charge upon written request to: Paul P. Wickman, Secretary, Laser Power Corporation, 12777 High Bluff Drive, San Diego, California 92130.

                                      15.

                            LASER POWER CORPORATION

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 25, 1999

     The undersigned hereby appoints DICK SHARMAN and PAUL P. WICKMAN, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Laser Power Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Laser Power Corporation to be held at the Doubletree Hotel, 11915 El Camino Real, San Diego, California, on Friday, February 25, 2000 at 9:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

  UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

PROPOSAL 1: To elect the following nominees as directors to hold office until the 2001 Annnual Meeting of Stockholders.

     [_] FOR ALL NOMINEEES.

     [_] WITHHELD FROM ALL NOMINEES.

          NOMINEES: Robert G. Klimasewski, Dick Sharman, William G. Fredrick, Jr., Robert P. Perkins, and John C. Stiska

                    FOR ALL NOMINEES EXCEPT AS NOTED ABOVE:

            ------------------------------------------------------

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR EACH NOMINEE LISTED ABOVE

                          (Continued from other side)

PROPOSAL 2: To ratify the selection of ERNST & YOUNG LLP as independent auditors of the Company for its fiscal year ending September 30, 2000.

          [_] FOR           [_] AGAINST          [_] ABSTAIN

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

                                           DATED _______________ , 2000


                                           ----------------------------

                                           ----------------------------
                                                   SIGNATURE(S)
                                           Please sign exactly as your
                                           name appears hereon. If the
                                           stock is registered in the
                                           names of two or more
                                           persons, each should sign.
                                           Executors, administrators,
                                           trustees, guardians and
                                           attorneys-in-fact should
                                           add their titles. If signer
                                           is a corporation, please
                                           give full corporate name
                                           and have a duly authorized
                                           officer sign, stating
                                           title. If signer is a
                                           partnership, please sign in
                                           partnership name by
                                           authorized person.

    PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN
       ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.